Exhibit 23.1
The accompanying consolidated financial statements give effect to a 1-for-2.5 reverse stock split of the common stock of LogMeIn, Inc., which will take place prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 1-for-2.5 reverse stock split of the common stock of LogMeIn, Inc. described in the first paragraph of Note 16 to the consolidated financial statements and assuming that from February 19, 2009 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or the required disclosures therein.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
June 15, 2009
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 8 to Registration Statement No. 333-148620 of our report dated February 19, 2009 (June      , 2009 as to Note 16) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
Boston, Massachusetts
June  , 2009